Exhibit 4.3

GRANITE BROADCASTING CORPORATION

SUPPLEMENTAL AGREEMENT

Dated as of July 5, 2006

In relation to

SECOND SUPPLEMENTAL INDENTURE

And

CREDIT AND GUARANTY AGREEMENT

Each dated as of July 5, 2006

This SUPPLEMENTAL AGREEMENT, dated as of July 5, 2006 (this “Agreement”), is made by and among Granite Broadcasting Corporation, a Delaware corporation (the “Company”), the parties identified as “Guarantors” on the signature pages hereof (the “Guarantors”) and the parties identified as “Qualified Holders” on the signature pages hereto (together with any investment fund or entity managed or controlled by Silver Point Capital, L.P. or its affiliates, the “Qualified Holders”).

RECITALS:

A.            The Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”)  have executed a Second Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture”), to an Indenture, dated as of December 22, 2003 (as amended, restated, modified and supplemented from time to time, the “Indenture”), by and among the Company, the Original Guarantors and the Trustee in respect of the Company’s 9-3/4% Senior Secured Notes due 2010 (the “Notes”).

B.            The Company, the guarantors party thereto, the lenders party thereto and Silver Point Finance LLC, as administrative agent, are entering into a Credit and Guaranty Agreement, dated as of July 5, 2006 (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”) contemporaneously with this Supplemental Agreement.

C.            The Company, the Guarantors and the Qualified Holders party hereto wish to enter into certain additional agreements in connection with the Supplemental Indenture and the Credit Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees as follows :

Section 1.   Capitalized Terms.

Capitalized terms used but not otherwise defined herein that are defined in the Indenture shall have the meanings given to them in the Indenture.

Section 2.   Supplemental Provisions.

Section 2.1   Certain Restrictions.

The parties hereto hereby agree that notwithstanding anything to the contrary contained in the Indenture, at any time that Qualified Holders are the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, without the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

a.               create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to any Permitted Indebtedness of the type described in clause (15) of the definition of “Permitted Indebtedness” in the Indenture;

b.              make any Permitted Investment of the types described in clause (1), (3)(v), (7) or (9) of the definition of “Permitted Investment” in the Indenture; provided however that in respect of clause (1), this restriction shall apply only in respect of Persons that will become, after such an Investment, a Guarantor or that will merge or consolidate into the Company or a Guarantor (other than the Binghamton Acquisition and Permitted Business Acquisitions permitted by Section 6.8(f) of the Credit Agreement as in effect on the date hereof (each of which, upon consummation, will be owned by a Guarantor)); it being understood that nothing herein shall limit Permitted Investments by the Company in the Guarantors as of the date hereof or the creation of new Guarantors;

c.               create, incur, assume or permit or suffer to exist any Permitted Liens of the type described in clause (17) of the definition of “Permitted Liens” in the Indenture;

d.              consummate an Asset Sale, other than the WB Disposition;

e.               make (by purchase, merger, consolidation or otherwise) any Asset Acquisition or Permitted Business Acquisition, other than the Binghamton Acquisition and Permitted Business Acquisitions permitted by Section 6.8(f) of the Credit Agreement as in effect on the date hereof;

f.                 consummate an Asset Swap pursuant to Section 4.10(f) of the Indenture;

g.              issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Capital Stock, except:

(1)          as provided in Section 11.1 of the Credit Agreement;

(2)          the issuance of the Company’s 12.75% cumulative exchangeable preferred stock;

(3)          the issuance of any new class of preferred stock by Company; provided that such preferred stock (i) matures no earlier than December 31, 2011, (ii) is non-cash pay until at least December 31, 2011, (iii) is not convertible or exchangeable into any other security or for any value and (iv) is not Voting Stock and does not have any equity voting rights, control rights, rights to elect directors or similar rights except for voting rights as may be otherwise required by the mandatory provisions of applicable law;

(4)          the issuance of any common stock by a Subsidiary of the Company to the Company; and

(5)          the issuance of any common stock by the Company; provided that such common stock is not Voting Stock and does not have any equity voting rights, control rights, rights to elect directors or similar rights except for voting rights as may be otherwise required by the mandatory provisions of applicable law;

where for purposes hereof, “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person; or

h.              agree to any amendment, restatement, supplement or other modification to, or waiver of, any provision of the WB Sale Agreements.

Section 2.2   Further Supplemental Indenture.

The Company and the Guarantors shall as promptly as practicable and, in any event, by not later than July 31, 2006, enter into, and direct the Trustee to enter into, a supplement to the Indenture which amends the Indenture to incorporate the provisions set forth in Section 2 and Section 3 hereof; provided that failure to satisfy the foregoing shall not be a breach of this Agreement if such failure results from the failure of the Qualified Holders to execute and deliver a consent to such supplement in substance as contemplated by this Section 2.2 or with modifications requested to facilitate the agreement by the Trustee or the Company that are not adverse to the Qualified Holders.

Section 2.3   Notice of Beneficial Ownership.

If the Qualified Holders cease to be beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, they shall provide notice of that fact to the Company within 10 business days. In connection with any request by the Company for any consent pursuant to, or amendment of, this Agreement, the Qualified Holders will, at the time of notifying the Company of their determination as to whether or not to consent to the request by the Company, certify to the Company that they continue to be beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding.

Section 2.4   Change of Control.

Upon a Modified Change of Control (as defined below), the Company will offer to repurchase from each Holder of the Notes all or such lesser portion of the Notes as each such Holder shall specify on terms and in a manner substantially the same as those that would apply to a Change of Control Offer in the event that a Change of Control under the Indenture had occurred. For purposes of this Agreement, a “Modified Change of Control” shall means the replacement of a majority of the board of directors of the Company over a one-year period (any such period to begin after the date hereof) who constituted the board of directors of the Company at the beginning of such period, provided that any director that becomes a director after the date hereof that is “independent” as defined under the rules and regulations of the New York Stock Exchange and approved by the Qualified Holders (which approval shall not be unreasonably withheld or delayed in light of the circumstances surrounding the appointment of such director) shall be deemed to be a director at the beginning of any such period.

Section 2.5   Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Company will deliver to the Qualified Holders a copy of any notice of the Default or Event of Default that is delivered to the Trustee pursuant to Section 4.4 of the Indenture. Such notice shall be delivered to the Qualified Holders by the Company at the same time that it is delivered to the Trustee.

Section 3.   Termination.

This Agreement shall terminate in the event that Qualified Holders cease to be beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding. In the event of termination, the Company will remain liable to Qualified Holders for any breach of this Agreement by the Company existing at the time of such termination.

Section 4.   Survival.

The provisions of this Supplemental Agreement shall survive the termination of the Credit Agreement.

Section 5.   Notices.

Any notice or communication hereunder shall be duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested),  telecopier or overnight air courier guaranteeing next day delivery.

Any such notice must be sent,

a.   if to the Company or a Guarantor, to:

Granite Broadcasting Corporation
767 Third Avenue

34th Floor
New York, New York 10017
Fax: (212) 826-2858

or to the Company or such Guarantor at such other address as the Company or such Guarantor shall have specified to the Qualified Holders in writing; and

b.   if to a Qualified Holder, to:

Silver Point Capital, L.P.
2 Greenwich Plaza, 1st Floor
Greenwich, CT 06830
Attn: Fred Fogel
Fax:  (203) 542-4308

or to such Qualified Holder at such other address as such Qualified Holder shall have specified to the Company and each Guarantor in writing.

Section 6.   Governing Law.

THIS SUPPLEMENTAL AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7.   Successors.

All agreements of the parties hereto shall bind their respective successors and permitted assigns.

Section 8.   Counterpart Originals.

The parties may sign any number of copies of this Supplemental Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 9.   Effective Date of this Supplemental Agreement.

This Supplemental Agreement shall be effective immediately upon its execution by each of the parties hereto, delivery to and execution of the Second Supplemental Indenture by each of the parties thereto, and delivery and execution of the Credit Agreement by each of the parties thereto.

Section 10.   Severability.

In case any provision of this Supplemental Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.   Headings.

The Section headings of this Supplemental Agreement, which have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

GRANITE BROADCASTING CORPORATION,
as the Company

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President - Chief Financial Officer

CHANNEL 11 LICENSE, INC.
GRANITE RESPONSE TELEVISION, INC.
KBJR LICENSE, INC.
KBJR, INC.
KBWB LICENSE, INC.
KBWB, INC.
KSEE LICENSE, INC.
KSEE TELEVISION, INC.
QUEEN CITY BROADCASTING OF NEW YORK, INC.
WEEK-TV LICENSE, INC.
WISE-TV, INC.
WISE-TV LICENSE, LLC
WKBW-TV LICENSE, INC.
WTVH LICENSE, INC.
WXON LICENSE, INC.
WXON, INC.,
WBNG, INC.
WBNG LICENSE, INC.
as Guarantors

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Vice President, Secretary and Treasurer

WTVH, LLC,
as a Guarantor

By:	GRANITE BROADCASTING CORPORATION, the Sole Member of WTVH, LLC

	By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President - Chief Financial Officer

Silver Point Capital, L.P.
as a Qualified Holder

By:	/s/ F. Fogel
	Name:	F. Fogel
	Title:	General Counsel